EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-1/A, of our report dated April 29, 2020 related to the financial statements of Electromedical Technologies, Inc. as of December 31, 2019 and 2018 and for the years then ended, which includes an explanatory paragraph as to Electromedical Technologies, Inc.’s ability to continue as a going concern. We also consent to the reference to us in the “Experts” section of the Registration Statement.

/s/ dbbmckennon

San Diego, California

July 20, 2020